FOR IMMEDIATE RELEASE

                                                      Contact: Lee Ann DeForest
                                                               (804) 754-2714
                                                               ballas1@erols.com


                  LEADING BIOSCIENTIST JOIN BOARD OF DIRECTORS
                     FOR COMMONWEALTH BIOTECHNOLOGIES, INC.

RICHMOND, VA (May 14, 1999) - Commonwealth Biotechnologies, Inc. (NASDAQ Small Cap Exchange: CBTE) announced the Raymond H. Cypress, D.V.M., Ph.D., President and CEO of the American Type Culture Collection (ATCC), is the newest member of the company's Board of Directors. Cypress appointment was acknowledged yesterday during the dedication of Commonwealth Biotechnologies (CBI) new corporate headquarters in Chesterfield County.

Located in Manassas, VA, ATCC is a global nonprofit bioscience organization that provides biological products, technical services, and educational programs to private industry, government and academic organizations around the world. ATCC houses over 92,000 biological cultures, the largest collection in the world, which are used in medical, health, and food safety research around the world. ATCC maintains ties with the research park at George Mason University.

"Dr. Cypress is an internationally recognized scientist, industry leader, and one of Virginia's brightest stars in biotechnology," said Robert B. Harris, Ph.D., President and Co-Founder of CBI. "Ray is an enthusiastic scientist with worldwide tie-ins to the industry. He is a huge supporter of biotech, and we are excited that he has accepted his nomination to our Board. We look forward to his input in helping grow CBI."

Cypress served as keynote speaker for the dedication of CBI's $4 million, 32,000 square foot corporate office and laboratory complex, located in the Gateway Centre business park in Chesterfield County.

Headquartered in Richmond, VA, Commonwealth Biotechnologies, Inc. provides research and development contract services to more than 800 private, government, and academic customers in the global biotechnology industry. Founded in 1992, CBI employs 40 people, including 9 doctoral scientists who direct research in DNA sequencing, necleic acid synthesis, peptide and protein technologies, molecular biology, genetic testing, and biophysical technologies.

CBI also develops proprietary technologies including HepArrest(TM), a potential human therapeutic, and AccuTrac(TM), a reagent that facilitates the process of automated DNA sequence analysis.

Any statements contained in this release that relate to future plans, events or performances are forward-looking statements that involve risks and uncertainties, including, but not limited to,

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the Company's failure to be in compliance at some future time with the regulations prescribed by NFSTC (National Forensic Science Technology Center in St. Petersburg, FL), or the Company's failure to develop a customer base which requires the use of the underlying technology, and other risks identified in the Company's filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. Readers are cautioned not to place undo reliance on these forward-looking statements, which speak only as the date hereof. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.